                                  EXHIBIT 10.3
                                  -------------

                          CHANGE IN CONTROL AGREEMENT



     THIS CHANGE IN CONTROL AGREEMENT (the "Agreement"), made as of June 28, 1996, by and between MECHANICS SAVINGS BANK, a banking corporation organized and existing by virtue of the laws of the State of Connecticut (the "Bank"), and Richard W. Stout, Jr. (the "Executive"). This Agreement will become effective when and if the Bank completes its currently contemplated conversion from a mutual savings bank to a capital stock savings bank in accordance with Connecticut law.

     WHEREAS, the Executive is currently rendering services to the Bank;

     WHEREAS, the Bank considers the performance and dedication of its management team to be significant for its overall corporate strategy and to be essential to protecting and enhancing the best interests of the Bank;

     WHEREAS, the banking industry is a dynamic one with independent public institutions, as the Bank will be upon conversion, subject to unexpected changes in ownership;

     WHEREAS, the performance by the Executive of services to the Bank may be negatively affected by his uncertainty over the possibility of a change in ownership of the Bank and possible affect thereof on his employment with the Bank; and

     WHEREAS, the Bank wishes to mitigate the fears of the Executive regarding a potential Bank ownership change, so as to avoid a negative effect on his performance of services to the Bank, and in that interest the Bank desires to afford certain protection to the Executive in the event of dismissal or substantial change in duties or compensation upon the occurrence of certain events as specified herein.

     NOW, THEREFORE, to further the above recited corporate objective, and for other good and valuable consideration, the receipt and adequacy of which each party hereby acknowledges, the Bank and the Executive agree as follows:

1. (a) If, at any time while the Executive is a full-time officer of the Bank, there is a "Change of Control" of the Bank (as hereinafter defined), the Executive shall be entitled to receive a severance payment (the "Severance Amount") in consideration of services previously rendered to the Bank. The Severance Amount shall be made as a



                                      76.

     lump sum cash payment and shall be equal to three (3) times the greater of the following: (A) the Executive's compensation (the "Compensation") from the Bank for services rendered for the last full calendar year immediately preceding the Change of Control, or (B) the Executive's average annual Compensation with respect to the three (3) most recent taxable years ending before the date on which the Change of Control occurs. Compensation as described above shall include the amount of base salary and bonus, if any, paid to the Executive for services rendered for the time period in question, including any and all of said amounts as may have been deferred by the Executive under Bank deferral plans, if any, and shall include long-term compensation which, by its terms, is accelerated upon a Change of Control or, if not, shall by this Agreement be so accelerated and determined as the present value (determined at the discount rate provided in Section 280G(d)(4) of the Internal Revenue Code of 1986, as amended, or its successor provision) of any cash or non-cash long-term incentive compensation (whether in the form of performance units or otherwise) previously awarded to the Executive but not yet paid, measured at the time of award with the assumption that the award would be 100% earned over the performance period. Notwithstanding the provisions hereof, in no event shall the Severance Amount (taken together with all other payments, rights, options and benefits payable to the Executive under this or any other agreement or arrangement which is payable contingent upon a change in the ownership or effective control of the Bank, as contemplated by Section
     280G) exceed one dollar ($1.00) less than an aggregate amount which would cause all or any portion of the Severance Amount to be deemed an "parachute payment" under Section 280G.

     (b) Payment under this Section 1 shall be paid in full within ninety (90) days following the date of the Change of Control and shall not be reduced by any compensation which the Executive may receive from the Bank or from other employment with another employer should Executive's employment with the Bank terminate.

     (c)   "Change of Control" shall be deemed to have occurred if:

           (1) a Person (as defined below) beneficially owns (i.e. directly, indirectly or acting through one or more other persons owns, controls or has power to vote) 25% or more of any class of voting securities of

                                      77.

                 Bank, without the prior approval of at least 75% of the members of the Bank's Board of Directors prior to such Person attaining such percentage interest;

           (2) a proxy contest to which the Bank is a party takes place, as a consequence of which members of the Bank's Board of Directors in office immediately prior to such event constitute less than 75% of the Board of Directors after such event;

           (3) the Bank shall consummate a merger or consolidation with another bank, corporation, association or business entity ("Party"), or the Bank shall sell, exchange, liquidate or transfer all or substantially all of its respective assets to a Party, except in any such case in a transaction in which immediately after such merger or consolidation or such sale, exchange, liquidation or transfer, the shareholders of the Bank, in their capacities as such and as a result thereof, shall own at least 50 percent in voting power of the then outstanding securities of the Bank or of any surviving corporation or business entity pursuant to any such merger (or of its parent), the consolidated corporation or business entity in any such consolidation, or of the Party to which such sale, liquidation, exchange or transfer of assets is made; or

           (4) the Board of Directors of Bank otherwise determines that a Person directly or indirectly exercises a controlling influence over the management or policies of Bank.

           A "Change of Control" shall be deemed not to have occurred if (A) such event is mandated or directed by a regulatory body having jurisdiction over the Bank's operations; or (B) it occurs pursuant to the terms of a plan for the acquisition of the capital stock of the Bank by a newly formed bank holding company if in the consummation of such plan the shareholders of Bank will receive, pro rata, all of the common stock of such bank holding company; unless, in such transaction, a Person

                                      78.

     satisfies sub-paragraph (1), (2) or (4) above.

           A "Person" shall include a natural person, corporation, or other entity. When two or more persons act as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding or disposing of Bank capital stock, such partnership, syndicate or group shall be considered a Person. Beneficial ownership shall be determined under the then current provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, Reg. Section 240.13d-3, or their successor provision(s). The filing of a Form F-11 or F-11A by a Person shall not in and of itself be deemed a Change of Control.

     (d) If, after a Change of Control of the Bank, the Executive incurs any fees and expenses of counsel to enforce this Agreement, the Bank agrees to pay such fees and expenses to the Executive. The Executive's choice of counsel and his decision to retain counsel shall be in his discretion, provided any such fees and expenses must be reasonable.

     (e) Notwithstanding any other provision of this Agreement or of any other agreement, understanding or compensation plan, the Bank shall not be obligated to pay any amounts the payment of which violate restrictions imposed, or which may in the future be imposed, on such payments by the Bank pursuant to Section 18(k)(1) of the Federal Deposit Insurance Act, or any regulations or orders which are or may be promulgated thereunder; nor shall any payments be made which would constitute an "unsafe or unsound banking practice" pursuant to 12 U.S.C. Section 1818(b).

     (f) It is expressly understood and agreed that payment of the Severance Amount may not include amounts which are deemed to be "excess parachute payments" under Section 280G of the Internal Revenue Code of 1986, as amended. The calculation of the maximum Severance Amount shall be performed by the Bank's independent auditing firm at the time of Change of Control, or such other qualified party in the Bank's discretion; provided that , if the maximum Severance Amount so determined is later challenged successfully by Executive, by court decision or negotiation with the Bank, the Bank shall be additionally liable for all costs and expenses incurred by Executive in that challenge, including reasonable attorney fees.

     (g) This Agreement shall survive and continue for as long as the Executive is a full-time officer of the Bank.

                                      79.

2. This Agreement contains the entire agreement between the parties with respect to the subject matter herein, and there are no other representations, warranties, conditions or agreements relating to the subject matter of this Agreement.

3. This Agreement may not be changed orally but only by an agreement in writing duly executed on behalf of the party against which enforcement of any waiver, change, modification, consent or discharge is sought.

4. This Agreement shall be binding upon and inure to the benefit of the Bank and the Executive and their respective successors, assigns, heirs and legal representatives. Without otherwise limiting the foregoing, "Bank" as used herein shall refer to any successor institution whether by merger, consolidation, acquisition or otherwise.

5. Each of the parties agrees to execute all further instruments and documents and to take all further action as the other party may reasonably request in order to effectuate the terms and purposes of this Agreement.

6. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

7. This Agreement shall be construed pursuant to and in accordance with the laws of the State of Connecticut.

8. If any term or provision of this Agreement is held or deemed to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

                                      80.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                       MECHANICS SAVINGS BANK



                                       By  /s/ Donald K. Wilson
                                         ---------------------------------------
                                         Name:   Donald K. Wilson
                                         Title:  Chairman, Organization and
                                                 Compensation Committee

                                       EXECUTIVE
                                       /s/ Richard W. Stout, Jr.
                                       -----------------------------------
                                       Richard W. Stout, Jr.

                                      81.